Exhibit 5.2

August 5, 2022

The Very Good Food Company Inc.

Vancouver, British Columbia

Canada V5M 3T7

Ladies and Gentlemen:

We have acted as legal counsel to The Very Good Food Company Inc., a British Columbia corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), 65,000,000 common shares, no par value per share (the “Common Shares”), of the Company, consisting of (a) 13,100,000 Common Shares, (b) 32,500,000 Common Shares issuable upon the exercise of the Common Share Purchase Warrant, dated as of June 2, 2022 and executed by the Company (the “Warrant”) and (c) 19,400,000 Common Shares issuable upon exercise of the Pre-Funded Common Share Purchase Warrant, dated as of June 2, 2022 and executed by the Company (the “Pre-Funded Warrant”), for resale by the Selling Shareholder named in the Registration Statement (the “Selling Shareholder”), to the public from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Securities Purchase Agreement between the Company and the Selling Shareholder dated May 30, 2022 (the “Purchase Agreement”), the Warrant and the Pre-Funded Warrant.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed (i) the due execution and delivery of the Purchase Agreement, the Warrant, and the Pre-Funded Warrant, (ii) the legal capacity of all natural persons, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies, (vi) at the time of exercise of the Warrant and the Pre-Funded Warrant, as applicable, there will be sufficient Common Shares authorized but unissued under the Company’s governing documents, and (vii) upon exercise of the Warrant and the Pre-Funded Warrant, as applicable, in accordance with their terms that the Common Shares issued pursuant to the Warrant and the Pre-Funded Warrant, as applicable, will be validly issued, fully paid, and non-assessable. As to

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The Very Good Food Company Inc.

August 5, 2022

any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of fact of officers and other representatives of the Company, and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Warrant and the Pre-Funded Warrant constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

We express no opinion as to the laws of any jurisdiction other than (i) applicable laws of the State of New York and (ii) applicable laws of the United States of America. References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP